EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of February 12, 2007 (“Effective Date”), by and between Spark Networks plc, a public limited company incorporated under the laws of England and Wales (“Company”) and Adam S. Berger (“Executive”).

The parties agree as follows:

1. Employment. The Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Executive is employed on a full-time basis as Chief Executive Officer, shall report directly to the Board of Directors of the Company (the “Board”), and shall have the duties and responsibilities commensurate with such position as shall be reasonably and in good faith determined from time to time by the Board. The parties expect that Executive will report to the Company and commence his duties under this Agreement on or about February 21, 2007. Executive shall also continue to serve on the Board. Executive, however, acknowledges that in the event that he is not re-elected as a director of the Company by the stockholders from time to time in accordance with the Company’s articles of association or other applicable constitutional documents, subject to the Company’s compliance with Section 2.2 the resulting termination of his position as a director will not affect his position as an employee and Chief Executive Officer of the Company and this Agreement will not be terminated solely as a result of such termination of his directorship

2.2 Duties. Except for vacation and illness periods, Executive shall devote substantially all of his business time, energy, skill and efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business interests of the Company, provided, that, notwithstanding the foregoing, Executive may (i) make and manage personal business investments of his choice, (ii) serve as a director or in any other capacity of any business enterprise, including an enterprise whose activities may involve or relate to the business of the Company, provided that such service is not to a business enterprise that competes with a “Company Business,” as defined in Section 9 of this Agreement, and (iii) serve in any capacity with any civic, educational, religious or charitable organization, or any governmental entity or trade association. In addition, during Term of Employment, subject to the Company’s articles of association and the rules and requirements of the charter of the nominating and corporate governance committee of that Board, the Company shall cause Executive to be nominated as a member of the Board and the Board shall not take any action to remove Executive from the Board (the obligation to nominate and for the Board to not remove will continue even if Executive is not re-elected in any year). Executive agrees to serve as a member of the Board.

3. Term of Employment. The term of Executive’s employment with the Company under this Agreement shall commence on the Effective Date and shall continue until December 31, 2010, unless earlier terminated as herein provided (the “Initial Term”). As used herein, “Term of Employment” shall include the Initial Term and any additional term that may be agreed to by the Company and Executive (the “Extended Term”), but the Term of Employment shall end upon any termination of Executive’s employment with the Company as herein provided.

4. Compensation.

4.1 Base Salary. As compensation for Executive’s performance of Executive’s duties, the Company shall pay to Executive a base salary of $350,000 per year (“Base Salary”), payable in accordance with the normal payroll practices of the Company, less all legally required or authorized payroll deductions and tax withholdings. Base Salary shall be reviewed annually, and may be increased, at the sole discretion of the Board’s Compensation Committee, in light of Executive’s performance and the Company’s financial performance and other economic conditions and relevant factors, but may not be decreased at anytime without Executive’s written consent.

4.2 Annual Bonus. The Company shall pay an annual bonus to Executive based on a performance plan established by the Board of Directors for each fiscal year during the Term of Employment (the “Annual Bonus”). With the exception of the fiscal year ending December 31, 2007, the performance plan shall be based on a 12-month performance period beginning on January 1 and ending on December 31 of each fiscal year during the Term of Employment. The performance plan for the fiscal year ending December 31, 2007, shall begin on the Execution Date of this Agreement. The performance goals under the performance plan shall be set by the Board, with the input of Executive and the Board’s Compensation Committee, and shall be based on the following metrics: (i) Company gross revenue, (ii) Company earnings before interest, depreciation and amortization (“EBITDA”), and (iii) management objectives. The performance plan for each fiscal year during the Term of Employment shall be incorporated into this Agreement by reference. Except as otherwise provided by Section 8 of this Agreement, to be eligible for an annual incentive bonus, Executive must maintain continued employment with the Company throughout the relevant performance period. The Annual Bonus payable under the performance plan shall be paid to Executive as soon as reasonably practical upon the release of audited financial statements but in no event later than two and one-half (2-1/2) months from the last day of each performance period. The target Annual Bonus payable to Executive under the performance plan shall be three-hundred thousand dollars ($300,000) (the “Target Annual Bonus”). The minimum and maximum Annual Bonus payable under the performance plan shall be seventy-five thousand dollars ($75,000) and four-hundred and fifty thousand dollars ($450,000), respectively. The Board or the Compensation Committee may increase (but not decrease) the amount of the Target Annual Bonus and the maximum and minimum Annual Bonus payable and may also develop separate bonus plans. Notwithstanding the foregoing, for the fiscal year ending December 31, 2007, Executive shall be entitled to a minimum guaranteed Annual Bonus based on the following formula:

$100,000	X	Number of Days between the Execution Date and December 31, 2007
360

4.3 Retention Bonus. For each fiscal year during the Term of Employment, Executive shall be paid a retention bonus in the amount of fifty thousand dollars ($50,000) (the “Retention Bonus”). Such Retention Bonus shall be paid to Executive in the first payroll cycle of the year following the fiscal year in which it is earned. Notwithstanding the foregoing, in the event Executive’s employment with Company is terminated for any reason, the Retention Bonus shall be payable to Executive immediately on the date of such termination of employment.

4.4 Stock Options.

(a) Concurrent with the execution of this Agreement, Executive shall be granted an option pursuant to the Company’s 2004 Share Option Scheme (the “Plan”) to purchase one million thirty thousand (1,030,000) shares of the Company’s ordinary shares (the “Shares”). Such option shall be granted with an exercise price equal to the Fair Market Value of the underlying stock on the Execution Date and such option shall provide for a term of ten (10) years. So long as Executive’s employment relationship with the Company continues, the Shares underlying the option shall vest and become exercisable in accordance with the following schedule: Two-hundred fifty-seven thousand five hundred (257,500) Shares shall vest and become exercisable on the first anniversary of the Execution Date (“Initial Vesting Date”) and 1/36th of the remaining seven hundred seventy-two thousand five hundred (772,500) Shares shall vest and become exercisable on each monthly anniversary of the Initial Vesting Date such that all of the Shares will be fully vested and exercisable on the four year anniversary of the Execution Date. In addition, such options shall be subject to the terms and conditions of the Plan and a form of option agreement (the “Option Agreement”) reflecting (and not inconsistent with) the terms set forth in this Agreement between the Company and Executive, which documents are incorporated herein by reference.

(b) In addition to the stock option award under Section 4.4(a), concurrent with the execution of this Agreement, Executive shall also be granted a separate option pursuant to the Plan to purchase two hundred thousand (200,000) Shares. The exercise price of the option granted under this Section 4.4(b) shall be equal to one hundred and twenty-five percent (125%) of the Fair Market Value of the underlying stock on the Execution Date and shall provide for a term of ten (10) years. So long as Executive’s employment relationship with the Company continues, the Shares underlying the option shall vest and become exercisable in accordance with the following schedule: Fifty thousand (50,000) Shares shall vest and become exercisable on the Initial Vesting Date and 1/36th of the remaining one hundred and fifty-five thousand (150,000) Shares shall vest and become exercisable on each monthly anniversary of the Initial Vesting Date such that all of the Shares will be fully vested and exercisable on the four year anniversary of the Execution Date. In addition, such options shall be subject to the terms and conditions of the Plan and a form of option agreement (the “Option Agreement”) reflecting (and not inconsistent with) the terms set forth in this Agreement between the Company and Executive, which documents are incorporated herein by reference.

(c) In addition to the stock option awards under Sections 4.4(a) and (b), effective on the date that Executive reports to the Company and commences to perform duties as an employee of the Company under this Agreement, Executive shall also be granted a separate option pursuant to the Plan to purchase seventy thousand (70,000) Shares, which option shall be an “incentive stock option” with respect to the maximum number of Shares allowable by the Internal Revenue Code of 1986, as amended, and which shall be a non-qualified stock option with respect to the balance of the Shares subject to the option. The exercise price of the option granted under this Section 4.4(c) shall be equal to the Fair Market Value of the underlying stock on the date of grant and shall provide for a term of ten (10) years. So long as Executive’s employment relationship with the Company continues, the Shares underlying the option shall vest and become exercisable in accordance with the following schedule: Seventeen thousand five hundred (17,500) Shares shall vest and become exercisable on the one-year anniversary of the date of grant, which shall be the date Executive commences employment with the Company (the “ISO Initial Vesting Date”) and 1/36th of the remaining fifty-two thousand five hundred (52,500) Shares shall vest and become exercisable on each monthly anniversary of the ISO Initial Vesting Date such that all of the Shares will be fully vested and exercisable on the four year anniversary of the Execution Date. The Company agrees to promptly take all actions that are necessary to allow such options to qualify as “incentive stock options.” In addition, such options shall be subject to the terms and conditions of the Plan and a form of option agreement (the “Option Agreement”) reflecting (and not inconsistent with) the terms set forth in this Agreement between the Company and Executive, which documents are incorporated herein by reference.

(d) For purposes of the Agreement, “Fair Market Value” shall mean the closing price of the Company’s Global Depositary Shares on the Execution Date as traded on the Frankfurt Stock Exchange, the principal exchange on which the Company’s Global Depositary Shares are traded on the Effective Date.

(e) If the proposed reorganization (however accomplished) announced by the Company on February 8, 2007 is effected, an appropriate and equitable adjustment shall be made in the number, exercise price and kind of Shares as to which all outstanding stock options granted to Executive, or portions thereof then unexercised, shall be exercisable, to the end that after the reorganization Executive’s proportionate interest shall be maintained as before the occurrence of such reorganization and the economic value of all of Executive’s options is preserved.

(f) The Company represents and warrants to Executive that the terms of the Plan do not conflict with and will not prevent the option grants and the terms and treatment of the options contemplated anywhere in this Agreement. To the extent that after the date hereof the Company, the board or any committee thereof has under the terms of the Plan any discretion with respect to the interpretation of the Plan or the power to make any decisions under the Plan, such discretion shall be exercised and decisions made in a manner to give full effect to the intent of this Agreement with respect to the options.

5. Health and Welfare Benefits. Executive shall be eligible for all health and welfare benefits generally available to full-time employees of the Company, subject to the terms and conditions of the Company’s policies and benefit plan documents. However, Company shall pay one hundred percent (100%) of the cost of coverage for all Company health and welfare benefits, and shall reimburse Executive for any COBRA payments paid by Executive for coverage under the health and welfare plans of Executive’s prior employer until Executive is eligible to participate in the Company’s health and welfare benefit plans.

6. Vacation. Notwithstanding the standard vacation policy provisions on vacation accrual rates, Executive shall be entitled to earn vacation at the rate of twenty (20) days per year.

7. Business and Personal Expenses. Executive shall be reimbursed promptly for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of the Company. Such business expenses shall include the costs incurred by Executive for cellular telephone hardware and usage fees, facsimile hardware and usage fees, DSL hardware and usage fees and up to seven thousand five hundred dollars ($7,500) per year in business related education and training. In addition, the Company shall reimburse Executive for any reasonable legal fees incurred in connection with this Agreement, the negotiation and execution of any new employment agreements of any successor organization in connection with a Change in Control and any future agreements with the Company entered into upon Executive’s termination of employment. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and must be submitted within the same fiscal year in which they were incurred or within two and one-half (2 1/2) months after the end of such year.

8. Termination of Employment. Subject to the terms and conditions of this Section 8, either the Company or Executive may terminate Executive’s employment at any time, with or without Cause (as defined in Section 8.9), during the Term of Employment. Any termination of Executive’s employment during the Term of Employment shall be communicated by written notice of termination from the terminating party to the other party (“Notice of Termination”). The Notice of Termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination and a written statement of the reason(s) for the termination. In the case of a Notice of Termination provided by Executive to the Company, such Notice of Termination shall not be effective for a period of thirty (30) days after receipt of such Notice of Termination by the Company. In the case of a Notice of Termination provided by the Company to Executive, such Notice of Termination shall be effective on the date designated by the Company in the Notice of Termination. In the event Executive’s employment is terminated by either party, for any reason, during the Term of Employment, the Company shall pay the prorated Base Salary earned as of the date of Executive’s termination of employment and the accrued but unused vacation as of the date of Executive’s termination of employment to Executive upon Executive’s termination of employment. Except as otherwise provided in this Section 8 or in any other agreement between the Company and Executive, the Company shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from the Company, any payments or benefits in respect of the termination of Executive’s employment with the Company during the Term of Employment.

8.1 Severance Upon Involuntary Termination without Cause and Termination by Executive with Good Reason. In the event that the Company causes to occur an involuntary termination without Cause (as defined in Section 8.9) or in the event that Executive resigns from employment with the Company for Good Reason (as defined in Section 8.9) during the Term of Employment, Executive shall be entitled to a “Severance Package” that consists of the following: (a) a single cash lump-sum “Severance Payment” equal to the Retention Bonus plus one hundred percent (100%) of the annual Base Salary in effect immediately prior to Executive’s termination of employment, (b) reimbursement of any COBRA payments paid by Executive in the twelve (12) month period following Executive’s termination of employment, and (c) immediate vesting of the lesser of (x) three hundred and twenty-five thousand stock-option Shares (it being understood the Executive will have the discretion to elect which of the shares subject to the options granted under Section 4.4 will vest), or (y) the remaining unvested stock-option Shares granted under Section 4.4, and Executive shall also have one year to exercise all vested options held by Executive immediately following Executive’s termination of employment; provided, however, that Executive executes a Separation Agreement that includes a general mutual release by the Company and Executive in favor of the other and their successors, affiliates and estates to the fullest extent permitted by law, drafted by and in a form reasonably satisfactory to the Company and Executive, and Executive does not revoke the mutual general release within any legally required revocation period, if applicable. All legally required and authorized deductions and tax withholdings shall be made from the Severance Payment, including for wage garnishments, if applicable, to the extent required or permitted by law. The Company shall deliver the entire Severance Payment to Executive on the date the Company causes to occur an involuntary termination without cause or within fifteen (15) days of the date of Executive’s resignation if Executive resigns for Good Reason. Effective immediately upon termination of employment, Executive shall no longer be eligible to contribute to or to receive additional Company contributions as an active participant in any retirement or benefit plan covering employees of the Company, but shall continue to have all rights under each such plan that are afforded to terminated employees and inactive participants.

8.2 Change in Control; Severance Upon Termination Following a Change in Control. In the event of a Change in Control (as defined in Section 8.9), Executive shall be entitled to immediate vesting of all unvested stock options held by Executive immediately prior to the Change in Control. However, in the event a successor company desires to retain Executive’s services for the one-year period following a Change in Control, such acceleration of unvested options and the payment of any proceeds from such option acceleration shall occur in accordance with the terms and conditions set forth under Section 8.3 below. In addition, in the event that within twelve (12) months following a Change in Control, the Company or its successor causes to occur an involuntary termination without Cause (as defined in Section 8.9) or in the event that Executive resigns from employment with the Company for Good Reason (as defined in Section 8.9), Executive shall be entitled to the Severance Package provided under Section 8.1, except that the vesting of all of Executive’s unvested stock options shall have accelerated immediately prior to the Change in Control; provided, however, that Executive executes a Separation Agreement that includes a general mutual release by the Company and Executive in favor of the other and their successors, affiliates and estates to the fullest extent permitted by law, drafted by and in a form reasonably satisfactory to the Company and Executive, and Executive does not revoke the mutual general release within any legally required revocation period, if applicable. All legally required and authorized deductions and tax withholdings shall be made from the Severance Payment, including for wage garnishments, if applicable, to the extent required or permitted by law. The Company shall deliver the entire Severance Payment to Executive on the date the Company causes to occur an involuntary termination without cause or within fifteen (15) days of the date of Executive’s resignation if Executive resigns for Good Reason. Effective immediately upon termination of employment, Executive shall no longer be eligible to contribute to or to receive additional Company contributions as an active participant in any retirement or benefit plan covering employees of the Company, but shall continue to have all rights under each such plan that are afforded to terminated employees and inactive participants.

8.3 Continuation of Employment After Change in Control. In the event a successor company desires to retain Executive’s services for the one-year period following a Change in Control on all of the terms and conditions set forth in this Agreement, this Agreement shall continue to remain in force and effect and any cash or other proceeds received by Executive with respect to fifty percent (50%) of Executive’s options the vesting of which was accelerated under Section 8.2 by reason of the Change in Control (the “Accelerated Proceeds”) shall be deposited in an escrow (the “Escrow”) with an independent escrow holder to be held for Executive’s benefit pursuant to an escrow agreement which shall provide that (i) if Executive’s employment with the successor company is terminated during the one-year period following the Change in Control by the successor company for Cause or by Executive without Good Reason, Executive shall forfeit the Accelerated Proceeds (and any earnings thereon) and they shall be paid to the predecessor company immediately and (ii) the Accelerated Proceeds (and any earnings thereon) shall be paid to Executive immediately upon earlier of (x) the first anniversary of the Change in Control if Executive maintains continuous employment with the successor company throughout the one-year period following such Change in Control date (y) the date of Executive’s termination of employment with the successor company if Executive’s employment is terminated for any reason other than by the successor company for Cause or by Executive without Good Reason. Any taxes due on the Accelerated Proceeds shall be withheld and paid from the Escrow at the appropriate time.

8.4 Section 409A Compliance. The parties intend for this Agreement either to satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. If this Agreement either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A.

(a) Notwithstanding any provision in this Agreement to the contrary, in the event that Executive is a “specified employee” (as defined in Section 409A), any Severance Payment, severance benefits or other amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code (together, “Specified Employee Payments”) shall not be paid before the expiration of a period of six months following the date of Executive’s termination of employment (or before the date of Executive’s death, if earlier). The Specified Employee Payments to which Executive would otherwise have been entitled during the six-month period following the date of Executive’s termination of employment shall be accumulated and paid as soon as administratively practicable following the first date of the seventh month following the date of Executive’s termination of employment, with interest on each of the Specified Employee Payments for the period of deferral, at the prime rate, as published in the Wall Street Journal (which shall be adjusted on the effective date of each change in such rate) plus 300 basis points.

(b) To the extent necessary to ensure satisfaction the requirements of Section 409A(b)(3) of the Code, assets shall not be set aside, reserved in a trust or other arrangement, or otherwise restricted for purposes of the payment of amounts payable under this Agreement.

(c) The Company hereby informs Executive that the federal, state, local, and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this Agreement are complex and subject to change. Executive acknowledges and understands that Executive should consult with his or her own personal tax or financial advisor in connection with this Agreement and its tax consequences. Executive understands and agrees that the Company has no obligation and no responsibility to provide Executive with any tax or other legal advice in connection with this Agreement and its tax consequences. Executive agrees that Executive shall bear sole and exclusive responsibility for any and all adverse federal, state, local, and/or foreign tax consequences (including without limitation any and all tax liability under Section 409A) of this Agreement to which he may be subject under applicable law. The Company shall bear sole and exclusive responsibility for any and all adverse federal, state, local, and/or foreign tax consequences (including without limitation any and all tax liability under Section 409A) of this Agreement to which it may be subject under applicable law.

8.5 Effect of Death or Disability. In the event that Executive dies or terminates employment by reason of a Disability (as defined in Section 8.9) during the Term of Employment, Executive shall be entitled to (i) payment of his Retention Bonus and unpaid prorated Base Salary earned as of the date of Executive’s death or Disability (the “Measurement Date”), (ii) reimbursement of any COBRA payments paid by Executive or his estate or beneficiaries in the twelve (12) month period following Measurement Date and (iii) and a single cash lump-sum payment equal to the minimum bonus specified in this Agreement that otherwise would have been payable to Executive for the Company’s fiscal year in which the Measurement Date occurs multiplied by a fraction, the numerator of which is the number of days that have elapsed between the beginning of the fiscal year in which the Measurement Date occurs and the Measurement Date and the denominator of which is the number of days in the fiscal year in which the Measurement Date occurs. All legally required and authorized deductions and tax withholdings shall be made from the payments described in the previous sentence, including for wage garnishments, if applicable, to the extent required or permitted by law. Payment under this Section 8.5 shall be made not more than once, if at all.

8.6 Statement Regarding Termination of Employment. In the event Executive’s employment is terminated without Cause, or Executive resigns for Good Reason, Executive and the Company will negotiate in good faith to reach an agreement on a statement reflecting a benign reason for termination or resignation.

8.7 Ineligibility For Severance. Executive shall not be entitled to any Severance Package under this Agreement, if at any time during the Term of Employment, either (a) Executive voluntarily resigns or otherwise terminates employment with the Company other than for Good Reason, or (b) the Company properly terminates Executive’s employment with Cause. Effective immediately upon termination of employment, Executive shall no longer be eligible to contribute to or to be an active participant in any retirement or benefit plan covering employees of the Company.

8.8 Taxes and Withholdings. The Company may withhold from any amounts payable under this Agreement, including any benefits or Severance Payment, such federal, state or local taxes as may be required to be withheld pursuant to applicable law or regulations, which amounts shall be deemed to have been paid to Executive.

8.9 Definitions.

(a) “Cause” shall mean the occurrence during the Term of Employment of any of the following: (i) formal admission to (including a plea of guilty or nolo contendere to), or conviction of a felony, or any criminal offence involving Executive’s moral turpitude under any applicable law, (ii) gross negligence or willful misconduct by Executive in the performance of Executive’s material duties required by this Agreement which is likely to materially damage the Company’s financial position; or (iii) material breach of this Agreement by Executive which breach has been communicated to Executive in the form of a written notice from the Board, and that Executive has not substantially cured within thirty (30) days following receipt by Executive of such written notice.

(b) “Change in Control” shall mean (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Securities Exchange Act) or group becomes the “beneficial owner” (as defined in Rule 13d-3 of the 1934 Securities Exchange Act) or has the right to acquire beneficial ownership, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of the sale, lease or other disposition by the Company of all or substantially all of the Company’s assets (including any equity interests in subsidiaries); (iii) the consummation of a liquidation or dissolution of the Company; (iv) the consummation of a merger, consolidation, business combination, scheme of arrangement, share exchange or similar transaction involving the Company and any other corporation (“Business Combination”), other than a Business Combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such Business Combination or (v) any combination of the foregoing. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely as a result of (x) a repurchase or redemption of securities (which is open to all stockholders) by the Company done in the ordinary course of business and the purpose of which is not to effect a Change of Control or (y) a rights issue, recapitalization, capitalization, sub-division or consolidation or a share capital reduction and any other variation of the capital of the Company and/or rights in respect thereof, or capital distribution (being any distribution, whether in cash or in other specie, out of capital profits or capital reserves (including share premium account and any capital redemption reserve fund)) so long as in each instance it is done either as part of a reincorporation merger or in the ordinary course of business and in any event is not done to effect a Change of Control.

(c) “Disability” shall mean, to the extent consistent with applicable federal and state law (including, without limitation Section 409A), Executive’s inability by reason of physical or mental illness to fulfill his obligations hereunder for ninety (90) consecutive days or for a total of one hundred and eighty (180) days in any twelve (12) month period which, in the reasonable opinion of an independent physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive’s legal representative, renders Executive unable to perform the essential functions of his job, even after reasonable accommodations are made by the Company. The Company is not, however, required to make unreasonable accommodations for Executive or accommodations that would create an undue hardship on the Company.

(d) “Good Reason” shall mean the occurrence during the Term of Employment of any of the following: (i) a material breach of this Agreement by the Company which is not cured by the Company within thirty (30) days following the Company’s receipt of written notice by Executive to the Company describing such alleged breach; (ii) Executive’s Base Salary, Retention Bonus, Annual Bonus target, maximum or minimum or other bonus opportunity is reduced by the Company or the terms and conditions for stock option agreements are not fully complied with by the Company; (iii) a reduction in Executive’s title, a reduction in Executive’s duties and/or responsibilities, or the assignment to Executive of any duties inconsistent with Executive’s position; or (iv) a requirement by the Company, without Executive’s consent, that Executive relocate to a location greater than thirty-five (35) miles from Executive’s place of residence; (v) the Company provides Executive with notice of non-renewal of this Agreement; or (vi) the circumstances described in the last sentence of Section 13.7.3.

(e) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and all applicable guidance promulgated thereunder.

8.10 Nonduplication of Benefits. Notwithstanding any provision in this Agreement or in any other Company benefit plan or compensatory arrangement to the contrary, but at all times subject to Section 8.4, (a) any payments due under either Section 8.1 or Section 8.2 shall be made not more than once, if at all, (b) payments may be due under either Section 8.1 or Section 8.2, but under no circumstances shall payments be made under both Section 8.1 and Section 8.2, and (c) Executive shall not be entitled to severance benefits from the Company other than as contemplated under this Agreement, unless such other severance benefits offset and reduce the benefits due under this Agreement on a dollar-for-dollar basis, but not below zero.

9. No Competition and No Conflict of Interest. Except as otherwise provided in Section 2.2 of this Agreement, during the Term of Employment, Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company Business where such conflict would materially and substantially disrupt operations. Such work shall include directly or indirectly competing with the Company Business, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise which is in direct competition with the Company Business (in each case where it would materially and substantially disrupt operations). Notwithstanding the foregoing, Executive’s investment in, or ownership of, less than five percent (5%) of the capital stock of any business entity that competes with the Company Business and whose securities are traded on any national securities exchange or registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, shall not be treated as a breach of this Section 8. For purposes of this Agreement, the term “Company Business” shall mean an online personals service or internet dating.

10. Confidentiality. During the Term of Employment, Executive has been and will continue to be given access to a wide variety of information about the Company, its affiliates and other related businesses that the Company considers “Confidential Company Information.” As a condition of continued employment, Executive agrees to abide by the Company’s reasonable and written business policies and directives on confidentiality and nondisclosure of “Confidential Company Information.” “Confidential Company Information” shall mean all information applicable to the business of the Company which confers a competitive advantage upon the Company over one who does not possess the information; and has commercial value in the business of the Company or any other business in which the Company engages or is preparing to engage during Executive’s employment with the Company. “Confidential Company Information” includes, but is not limited to, information regarding the Company’s business plans and strategies; contracts and proposals; and other business partners and the Company’s business arrangements and strategies with respect to them; current and future marketing or advertising campaigns; software programs; codes, formulae or techniques; financial information; personnel information; and all ideas, plans, processes or information related to the current, future and proposed projects or other business of the Company that has not been disclosed to the public by an authorized representative of the Company, acting within the scope of his or her authority, whether or not such information would be enforceable as a trade secret of the Company or enjoined or restrained by a court or arbitrator as constituting unfair competition. “Confidential Company information” also includes confidential information of any third party who may disclose such information to the Company or Executive in the course of the Company’s business.

10.1 Continuing Obligation. Executive agrees that the agreement not to disclose Confidential Company Information will be effective during Executive’s employment and continue even after Executive is no longer employed by the Company. Any obligation not to disclose any portion of any Confidential Company Information will continue for two (2) years after the date Executive’s employment is terminated unless such information (a) has become public knowledge through no fault of Executive; or (b) has been developed independently without any reference to any information obtained during Executive’s employment with the Company; (c) must be disclosed in response to a valid order by a court or government agency or is otherwise required by law; or (d) was known by Executive prior to the date hereof or later becomes known to Executive outside the scope of his employment. Nothing in this Section 10 shall be interpreted to prohibit or restrict Executive from taking any actions not prohibited by Section 11, it being understood that Executive’s use in subsequent employment or in any other role of his experience, general knowledge or other skills gained during employment with the Company shall not violate this Section 10.

10.2 Return of Company Property. On termination of employment with the Company for whatever reason, or at the request of the Company before termination, Executive agrees to promptly deliver to the Company all records, files, computer disks, memoranda, documents, lists and other information regarding or containing any Confidential Company Information, including all copies and reproductions thereof, then in Executive’s possession or control, whether prepared by Executive or others. Executive also agrees to promptly return, on termination or the Company’s request, any and all Company property issued to Executive, including but not limited to computers, cellular phones, keys and credits cards. Executive further agrees that should Executive discover any Company property or Confidential Company Information in Executive’s possession after the return of such property has been requested, Executive agrees to return it promptly to the Company without retaining copies of any kind.

10.3 No Violation of Rights of Third Parties. Executive warrants that the performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive prior to Executive’s employment with the Company. Executive agrees not to disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employers or others. Executive warrants that Executive is not a party to any other agreement that will interfere with Executive’s full compliance with this Agreement. Executive further agrees not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement while such provisions remain effective.

11. Interference with Business Relations.

11.1 Interference with Customers, Suppliers and Other Business Partners. Executive acknowledges that the Company’s tenant and customer base and its other business arrangements have been developed through substantial effort and expense, and its nonpublic business information is confidential. In addition, because of Executive’s position, Executive understands that the Company will be vulnerable to significant harm from Executive’s use such information for purposes other than to further the Company’s business interests. Accordingly, Executive agrees that during Executive’s employment with the Company, and for a period of twelve (12) months thereafter, Executive will not knowingly, separately or in association with others, materially and substantially interfere with, impair, disrupt or damage the Company’s relationship with any of the customers of the Company with whom Executive has had contact by contacting them for the purpose of inducing or encouraging any of them to divert or take away business from the Company and to an enterprise that is in direct competition with the Company Business; provided, however, that none of the foregoing restrictions shall preclude Executive from (i) being employed by a consulting, financial or advisory firm that provides any advice or services to a person, enterprise or business that is in competition with the Company Business so long as Executive does not personally provide such advice or services to the competing person, enterprise or business, (ii) becoming or acting as an employee, consultant, partner, principal, agent, representative or equity holder in any subsidiary, division or separate business unit of a person, enterprise or business that is in competition with the Company Business if that subsidiary, division or separate business unit does not itself directly engage in internet dating and online personals or (iii) becoming or acting as an employee, consultant, partner, principal, agent, representative or equity holder or engaging in any other manner in any business that does not derive more than twenty percent (20%) of its revenue from internet dating and online personals (such exclusion does not apply to Match.com or Yahoo!Personals).

11.2 Interference with the Company’s Employees. Executive acknowledges that the services provided by the Company’s officers and key employees are unique and special, and that the Company’s officers and key employees possess trade secrets and

Confidential Company Information that is protected against misappropriation and unauthorized use. As such, Executive agrees that during, and for a period of twelve (12) months after, Executive’s employment with the Company, Executive will not, knowingly, separately or in association with others, materially and substantially, interfere with, impair, disrupt or damage the Company’s business by directly contacting any Company officers or key employees for the purpose of inducing or encouraging them to discontinue their employment with the Company; provided, however, that the foregoing provisions shall not (i) restrict Executive from directly or indirectly making any general solicitation for employees, making a public advertising or participating in any job fairs or recruiting workshops or (ii) preclude Executive from soliciting and/or hiring any officer, key employee or other person at any time (A) in the case of voluntary terminations, later than six (6) months after such person’s termination of employment from the Company and (B) in the case of all other terminations, after such person’s termination of employment from the Company.

11.3 Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in Sections 9 through 11 of this Agreement inclusive (collectively “Covenants”) would cause irreparable injury and continuing harm to the Company for which there will be no adequate remedy at law, and agrees that in the event of any such breach, the Company seek temporary, preliminary and permanent injunctive relief to the fullest extent allowed by the California Arbitration Act, without the necessity of proving actual damages or posting any bond or other security.

12. Agreement to Arbitrate.

12.1 Any dispute or controversy arising out of or relating to any interpretation, construction, performance, termination or breach of this Agreement, will be settled by final and binding arbitration by a single arbitrator to be held in Los Angeles County, California, in accordance with the American Arbitration Association national rules for resolution of employment disputes then in effect, except as provided herein. The arbitrator selected shall have the authority to grant any party all remedies otherwise available by law, including injunctions, but shall not have the power to grant any remedy that would not be available in a state or federal court in California. The arbitrator shall be bound by and shall strictly enforce the terms of this Section 12 and may not limit, expand or otherwise modify its terms. The arbitrator shall make a good faith effort to apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, without reference to its conflicts of laws provisions, but an arbitration decision shall not be subject to review because of errors of law. The arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to hear and rule on dispositive motions (such as motions for summary adjudication or summary judgment). The arbitrator shall have the powers granted by California law and the rules of the American Arbitration Association which conducts the arbitration, except as modified or limited herein.

12.2 Notwithstanding anything to the contrary in the rules of the American Arbitration Association, the arbitration shall provide (i) for written discovery and depositions as provided in California Code of Civil Procedure Section 1283.05 and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based which shall be issued no later than thirty (30) days after a dispositive motion is heard and/or an arbitration hearing has completed. Except in disputes where Executive asserts a claim otherwise under a state or federal statute prohibiting discrimination in employment (“a Statutory Discrimination Claim”), the Company shall pay all fees and administrative costs charged by the arbitrator and American Arbitration Association. In disputes where Executive asserts a Statutory Discrimination Claim against the Company, Executive shall be required to pay the American Arbitration Association’s filing fee only to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. The Company shall pay the balance of the arbitrator’s fees and administrative costs.

12.3 Executive and the Company shall have the same amount of time to file any claim against any other party as such party would have if such a claim had been filed in state or federal court. In conducting the arbitration, the arbitrator shall follow the rules of evidence of the State of California (including but not limited to all applicable privileges), and the award of the arbitrator must follow California and/or federal law, as applicable.

12.4 The arbitrator shall be selected by the mutual agreement of the parties. If the parties cannot agree on an arbitrator, the parties shall alternately strike names from a list provided by the American Arbitration Association until only one name remains.

12.5 The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. The prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to recover his or its reasonable attorneys’ fees and costs, including the costs or fees charged by the arbitrator and the American Arbitration Association. In disputes where Executive asserts a Statutory Discrimination Claim, reasonable attorneys’ fees shall be awarded by the arbitrator based on the same standard as such fees would be awarded if the Statutory Discrimination Claim had been asserted in state or federal court. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

13. General Provisions.

13.1 Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise or in connection with the proposed reorganization announced by the Company on February 8, 2007) or assignee to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place (provided that the Company shall also remain liable under this Agreement). Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement without the Company’s written consent, provided that upon Executive’s death, Executive’s named beneficiaries, estate or heirs, as the case may be, shall succeed to all of Executive’s rights under this Agreement.

13.2 Indemnification; Directors’ and Officers’ Liability Insurance.

(a) During the Term of Employment and thereafter, the Company shall indemnify Executive to the fullest extent permitted under law (which shall initially be UK law, but if this Agreement is assigned to a Delaware corporation shall thereafter be Delaware law) from and against any expenses (including but not limited to attorneys’ fees, expenses of investigation and preparation and fees and disbursements of Executive’s accountants or other experts), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by Executive in connection with any proceeding in which Executive was or is made party or was or is involved (for example, as a witness) by reason of the fact Executive was or is employed by or serving as an officer or director of the Company or any of its affiliates. Such indemnification shall continue as to Executive during the Term of Employment and for so long thereafter as Executive may have exposure with respect to acts or omissions which occurred prior to his cessation of employment with the Company and shall inure to the benefit of

Executive’s heirs, executors and administrators. The Company shall advance to Executive all costs and expenses incurred by him in connection with any proceeding covered by this provision within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

(b) The Company agrees to use its best efforts to purchase and maintain adequate Directors’ and Officers’ liability insurance from a reputable, nationally recognized and financially sound insurer with terms no less favorable to Executive than those in effect as of the date of this Agreement, with coverage limits of not less than thirty-five million dollars ($35,000,000) and with provisions that will provide coverage for Executive as a director, officer and employees as well as coverage as a former director, officer and employee following any termination of this Agreement or Executive’s employment and service on the Board. Such insurance shall inure to the benefit of Executive’s heirs, executors and administrators

13.3 Nonexclusivity Rights. Executive is not prevented from continuing or future participation in any Company benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company subject to the terms and conditions of such plans, programs, or practices.

13.4 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.5 Attorneys’ Fees. Subject to Section 12, in any action to enforce the terms of this Agreement, the prevailing party shall be reimbursed by the non-prevailing party for such prevailing party’s reasonable attorneys’ fees and costs, including the costs of enforcing a judgment.

13.6 Severability. Subject to Section 13.7, in the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.7 Overriding Provision - Compliance with Applicable Law

13.7.1 The Company represents and warrants to Executive that (i) this Agreement and the Option Agreement have been duly authorized, executed and delivered by the Company, (ii) as of the date of this Agreement, no shareholder approval, Board approval or any other action on the part of the Company or any other person or entity is necessary to authorize the execution and delivery of this Agreement and the Option Agreement or the performance by the Company of its obligations hereunder or thereunder and (iii) as of the date of this Agreement, the execution, delivery and performance of this Agreement and the Option Agreement does not result in any breach of or result in a violation of any law, regulation, ordinance or order or the terms of the Plan, any material contract, any certificate of incorporation or any other organizational document of the Company. The parties acknowledge the introduction of the Companies Act 2006 (a statute of the UK parliament) and that when it becomes effective its provisions will apply to the Company.

13.7.2 To the extent that any law or regulation (including UK laws) becomes effective and enforceable after the date of this Agreement that requires shareholder approval in order for the Company to comply with one or more provisions of this Agreement (“Shareholder Approval”), the Company undertakes to use all reasonable efforts to seek such Shareholder Approval, and Executive acknowledges that in the event that Shareholder Approval is sought but is not obtained, subject to the Company’s compliance with Section 13.7.3, the Company will not be regarded as in breach of the relevant unapproved provision(s) of this Agreement if the Company is unable to comply with such unapproved provision(s) as a result of such failure to obtain Shareholder Approval. If the proposed reorganization announced by the Company on February 8, 2007 is effected, then if requested by Executive the Company shall use all reasonable efforts to make the provisions of the Companies Act 2006 requiring Shareholder Approval not applicable to this Agreement, including (at Executive’s request) by assigning this agreement to a Delaware parent or holding company.

13.7.3 In the event that:

(a) Shareholder Approval is required for any provision of this Agreement and Shareholder Approval is sought but is not obtained; and

(b) any provision of this Agreement, or any part of a provision of this Agreement, is found to be illegal, invalid or unenforceable due to the absence of such Shareholder Approval;

the remaining provisions, or the remainder of the provision concerned, shall continue in effect. In relation to any illegal, invalid or unenforceable part of this Agreement, the Company agrees to amend such part in such manner as may be reasonably requested by the Executive provided that such proposed amendment is legal and enforceable and to the maximum extent possible carries out the original intent of the parties in relation to that part. If this Agreement cannot or is not amended in a manner that preserves the economic value (over the four-year term) of this Agreement to Executive, then Executive will be entitled to resign from employment with the Company for “Good Reason.”

13.8 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.9 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California. Except as and to the extent that Section 12 does not properly apply, each party consents to the jurisdiction and venue of the state or federal courts in Los Angeles County, California in any action, suit or proceeding arising out of or relating to this Agreement.

13.10 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

13.11 Survival. The following provisions shall survive Executive’s employment with The Company to the extent reasonably necessary to fulfill the parties’ expectations in entering this Agreement: Sections 7, (“Business and Personal Expenses”), 8 (“Termination of Employment”), 12 (“Agreement to Arbitrate”), 13 (“General Provisions”), 14 (“Certain Additional Payments by the Company”) and 15 (“Entire Agreement”).

14. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then Executive shall be entitled to receive an additional payment equal to the amount of the Excise Tax (the “Excise Tax Payment”). Executive shall be responsible for payment of any additional Excise Tax and income tax resulting from such Excise Tax Payment. The Company’s obligation to make Excise Tax Payments under this Section 14 shall not be conditioned upon Executive’s termination of employment.

(b) Subject to the provisions of Section 14(c), all determinations required to be made under this Section 14, including whether and when an Excise Tax Payment is required, the amount of such Excise Tax Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s accounting firm serving immediately prior to the Change in Control or such other nationally recognized accounting firm as may be agreed by the Company and Executive (the “Accounting Firm”); provided, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code. The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Excise Tax Payment, as determined pursuant to this Section 14, shall be paid by the Company to Executive within 5 days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive, unless the Company obtains an opinion of outside legal counsel, based upon at least “substantial authority” within the meaning of Section 6662 of the Code, reaching a different determination, in which event such legal opinion shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Excise Tax Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 14(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

(c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Excise

Tax Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after Executive is informed in writing of such claim. Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that the Company desires to contest such claim, Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 14(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Excise Tax Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by Executive of an Excise Tax Payment or an amount advanced by the Company pursuant to Section 14(c), Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Excise Tax Payment relates or with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 14(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 14(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Excise Tax Payment required to be paid.

(e) Notwithstanding any other provision of this Section 14, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Excise Tax Payment, and Executive hereby consents to such withholding.

(f) Any other liability for unpaid or unwithheld Excise Taxes shall be borne exclusively by the Company, in accordance with Section 3403 of the Code. The foregoing sentence shall not in any manner relieve the Company of any of its obligations under this Employment Agreement.

(g) Definitions. The following terms shall have the following meanings for purposes of this Section 14.

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

(iv) The “Safe Harbor Amount” means 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(v) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

15. Entire Agreement. This Agreement, together with the other agreements and documents governing the benefits described in this Agreement constitute the entire agreement between the parties relating to this subject matter hereof and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Board of Directors of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

ADAM S. BERGER

Dated: February 12, 2007		/s/ Adam S. Berger
Address:

SPARK NETWORKS PLC

Dated: February 12, 2007	By:	/s/ David E. Siminoff
David E. Siminoff
Chairman of the Board of Directors